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                                                                    EXHIBIT 10.7


October 8, 1999

Mr. William H. Seippel
11388 Seneca Knoll Drive
Great Falls, Virginia 22066


Dear Will:

         Digital Commerce Corporation, a Delaware corporation ("DCC"), is pleased to offer you the full-time position of Chief Financial Officer of DCC and its subsidiaries, reporting directly to Tony Bansal, DCC's President and CEO. After the closing of the anticipated IPO, you will be considered for the position of DCC's Chief Operating Officer, subject to approval of the DCC Board of Directors. You will also be offered a seat on DCC's Board of Directors, subject to the approval of the DCC Board. You warrant and represent that, except during the period ending March 1, 2000 (during which period you are obligated to provide reasonable assistance to your successor at your prior employer for the purpose of facilitating a smooth transition), you are not restricted by contract or otherwise from carrying out fully any of the duties and responsibilities of Chief Financial Officer, Chief Operating Officer, and/or a member of the Board of Directors of DCC, given its current business activities, and that your current non-competition restriction is limited to telecommunications in Europe. You further warrant and represent that you will not disclose or use in connection with your employment by DCC any confidential information or trade secrets of any other person or entity.

Compensation and Duties

         Your annual base salary will be $175,000, and you will be eligible for a discretionary bonus based on meeting performance targets as determined and agreed to by the President and CEO of DCC. You will also receive, on or before October 31, 1999, options (hereinafter collectively referred to as the "Options") to purchase 300,000 shares of the common stock, $0.01 par value per share, of DCC (the "Common Stock"). The Options will be exercisable at a price of $2.86 per share. The Options will vest in two (2) tranches, as follows:

         (A) Except as hereinafter noted, with respect to the first tranche (consisting of Options to purchase 150,000 shares of Common Stock), one-third of the Options will vest on September 29, 2000, one-third of the Options will vest on September 29, 2001, and one-third of the Options will vest on September 29, 2002, provided that you are employed by DCC as of the respective vesting date, except as hereinafter noted. Subject to the provisions of this letter and DCC's 1998 Stock Option Plan (the "Plan"), the Options in the first tranche will terminate if not exercised on or before September 29, 2004.

         (B) Except as hereinafter noted, with respect to the second tranche (consisting of Options to purchase 150,000 shares of Common Stock), one-third of the Options will vest on the first anniversary of the date on which DCC first issues shares of its common stock in an initial public offering ("IPO") registered with the Securities and Exchange Commission (the "IPO Date"), one-third of the Options will vest on the second


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Mr. Will Seippel
October 8, 1999
Page 2



               anniversary of the IPO Date, and one-third of the Options will vest on the third anniversary of the IPO Date, provided that you are employed by DCC as of the respective vesting date, except as hereinafter noted. Subject to the provisions of this letter and the Plan, the Options in the second tranche will terminate if not exercised on or before the fifth anniversary of the IPO Date.

If not previously exercised, all Options will terminate upon the expiration of the applicable term. Except as noted herein, the Options will be granted under, and be subject to, the terms of the Plan and the stock option grant letter evidencing the grant of such Options.

         Notwithstanding the foregoing, in the event that:

         (i) you are not appointed to the Board of Directors of DCC on or before October 31, 1999,

         (ii) you are not appointed/elected to act as DCC's Chief Operating Officer within thirty (30) days following the IPO Date,

         (iii)  a Change in Control (as hereinafter defined) occurs,

         (iv) DCC terminates your employment for any reason other than "Cause" (as hereinafter defined),

         (v) you are removed from DCC's Board of Directors prior to January 1, 2001, except if such removal occurs: (A) at the request of an underwriter in connection with DCC's IPO, (B) in response to a request, demand or inquiry made by the Securities and Exchange Commission, Nasdaq, Inc., or any exchange in which DCC lists, or intends to list, its common stock for trading (an "Exchange"), or (C) in DCC's reasonable belief that such removal is required in order for DCC to comply with the Securities Act of 1933 or the Securities Exchange Act of 1934 (or the rules under such acts) or the listing standards or rules and regulations of Nasdaq, Inc. or any Exchange, or

         (vi) DCC is successful in raising an aggregate of $100,000.00 in debt and/or equity financing during the period commencing as of the date hereof,

then each Option which is then outstanding but which have not previously vested will immediately vest in full and will remain exercisable thereafter for the shorter of the remainder of its term or for a period of five (5) years from the happening of the event referenced in subparagraphs (i) through (vi).



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Mr. Will Seippel
October 8, 1999
Page 3



For purposes of this Agreement, a "Change in Control" will be deemed to have occurred if any of the following events shall occur:

         (I) DCC is merged, consolidated, converted or reorganized into or with another corporation or other legal entity, and, as a result of such merger, consolidation, conversion or reorganization, less than a majority of the combined voting power of the then outstanding securities of DCC or such corporation or other legal entity immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined) of DCC immediately prior to such transaction;

         (II) DCC sells (directly or indirectly) all or substantially all of its assets to any other corporation or other legal entity, of which less than a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or election of persons performing similar functions ("Voting Stock") on behalf of such other corporation or legal entity is held in the aggregate by the holders of Voting Stock of DCC immediately prior to such sale;

         (III) Prior to the IPO Date, any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") becomes (subsequent to October 7, 1999) the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of DCC's Voting Stock, except that nothing contained in this paragraph shall apply to the ownership, directly or indirectly, of DCC securities by Tom Cirrito, Atocha Partners, LP, their affiliates, or members of Mr. Cirrito's family (collectively, "Cirrito");

         (IV) After the IPO Date, any person (as defined in subparagraph (III), above), other than Cirrito, becomes the beneficial owner (as defined in subparagraph (III), above) of securities representing thirty percent (30%) or more of DCC's Voting Stock, provided that such person is largest holder of DCC's outstanding Common Stock at the time of becoming such beneficial owner;

         (V) DCC files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Schedule 14A or Schedule 14C (or any successor schedule, form or report or item therein) that a change in control of DCC has occurred; or

         (VI) The shareholders of DCC approve a plan contemplating the liquidation or dissolution of DCC.



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Mr. Will Seippel
October 8, 1999
Page 4



Your duties as Chief Financial Officer may vary from time to time at the discretion of DCC in line with its business needs and in light of DCC's growth oriented business plan.

Term and Termination

         This offer letter does not constitute, and may not be construed as, a commitment to employ you for any specific term, but rather DCC and you will be in an employment at will relationship, in which DCC or you may terminate your employment at any time and for any reason. If you terminate your employment voluntarily or due to your death, or if your employment is terminated due to your being disabled (that is, your being materially unable to perform your duties and obligations hereunder because of physical or mental illness or incapacity for a continuous period of sixty (60) days), or for other Cause, you (or your estate) shall not be entitled to any unvested Options or to any other compensation or benefits. Notwithstanding the foregoing, it is understood and agreed that you may terminate your employment under this Agreement at any time upon not less than thirty (30) days written notice to effect a transition of your responsibilities and to be entitled to payment for accrued unused vacation time.

         As used herein, the term "Cause" will mean:

         (i) Your failure substantially to perform, or to perform adequately, one or more material duties of your position;

         (ii) Your misconduct that causes or will likely cause material injury to the business or operations of DCC;

         (iii) Your acts of theft or misappropriation of company assets, sexual harassment, or use of illegal drugs in connection with employment, or your conviction of a felony involving moral turpitude or which would reflect adversely on DCC;

         (iv) Your violation or failure to comply with generally applicable DCC policies and procedures contained in its employee policies and procedures manual and any revisions thereto, or otherwise communicated to you by DCC's President and CEO, Board of Directors, or such other person appointed by either of them for such purposes;

         (v)    Your being disabled, as described above; and

         (vi) Your being subject to a non-competition restriction that is contrary to your representations and warranties contained herein and that limits you in carrying out your duties and obligations to DCC.



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Mr. Will Seippel
October 8, 1999
Page 5



         With regard to grounds for Cause (i), (ii), and (iv) termination thereunder is subject to prior written notice by DCC of the failure, misconduct, and/or violation at issue and a failure by you after a reasonable period of time, not to exceed thirty (30) days following your receipt of the notice, to cure to the reasonable satisfaction of DCC, unless providing such notice and cure period could reasonably be detrimental to DCC's interest wherein such notice and cure period will not be required. With regard to termination based on a disability, DCC may, at its option, obtain the opinion of a physician with regard to the disability at issue, and you agree to an examination by such a physician based upon the reasonable request of DCC and at DCC's expense. You further agree to release to DCC all relevant medical records and reports concerning the disability at issue to be used by DCC in connection with making a determination as to your employment status.

Purchase of DCC Stock

         DCC understands that you may be interested in purchasing shares of Common Stock. DCC will allow you to purchase as many shares of Common Stock as you desire at $2.86 per share through November ____, 1999.

Benefits

         As a full-time employee, you can elect to participate in DCC's benefit programs (health, dental, life, and vision) that it makes available generally to its employees, and you will be entitled to four weeks paid vacation. You will also be entitled to participate in DCC's 401 (k) plan, subject to the terms of the plan. DCC will reimburse you for all authorized out-of-pocket expenses. All benefits are subject to the terms of the DCC employee policies and procedures manual and any revisions thereto which DCC may make at its discretion from time to time.

Conditions of Employment

         This offer is subject to your signing agreements on confidentiality, non-competition, conflict of interest, and assignment of all rights in inventions and improvements in the form to be provided to you by DCC; provided that the restrictions of such non-competition agreement will be limited to a time period of eighteen (18) months following your separation from DCC for any reason and a prohibition against your participation in or employment by any entity whose business activity includes one or more of the following on anything other than an insignificant basis: "e-commerce" sales to federal, state or local governmental agencies; the marketing of natural gas and electricity; e-commerce services to the entertainment industry; or the marketing or provision of consumer services by targeting specifically government employees or their families, or any other business activity engaged in or actively considered by DCC during your employment (collectively "Prohibited Activities"). In addition, the restrictions on such non-competition will extend to your direct or indirect participation in any Prohibited Activities in any manner that will compete with DCC. You also agree to execute an agreement in the form to be provided to you that acknowledges that DCC


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Mr. Will Seippel
October 8, 1999
Page 6


will own all rights to any works that you create related to its business while you are a DCC employee. Please note that, in compliance with federal law, you will be required to submit proof of U.S. citizenship or other appropriate authorization for employment upon your employment with DCC.

         If the terms of this offer meet with your approval, please sign where indicated below and return it to DCC, to the attention of Ms. Tracy Cigarski.

         Will, we are very excited about your decision to join DCC, and we look forward to a successful business relationship.

Sincerely,


/s/ Tony Bansal
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Tony Bansal, President and CEO



Accepted: /s/ William H. Seippel                  Date: October 14, 1999
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         William H. Seippel